Exhibit 99.1

Actuant Reports Second Quarter Results; Increases Full Year Guidance

MILWAUKEE--(BUSINESS WIRE)--March 21, 2012--Actuant Corporation (NYSE: ATU) today announced results for its second quarter ended February 29, 2012.

Highlights

  Delivered record second quarter diluted earnings per share (“EPS”) of $0.43, a 43% year-over-year increase.
  Core sales growth of 8% (total sales less the impact of acquisitions, divestitures and foreign currency rate changes) with double digit core sales growth in three of the four segments.
  Year-over-year operating profit margin expansion of 190 basis points.
  Cash flow from operations of $32 million, a year-over-year increase of 128%.
  Completed the acquisition of Jeyco, strengthening our energy presence in the fast growing Australia/Southeast Asia region.
  Increased full year EPS guidance to $1.98-2.08 reflecting strong second quarter results and expected continued momentum in the second half of the year.

Robert C. Arzbaecher, Chairman and CEO of Actuant commented, “We are very pleased with the results for the second quarter as sales, EPS and cash flow were all above expectations. During the normally seasonally weak second quarter, broad-based strength continued across many of our served end markets, resulting in an 8% increase in year-over-year core sales. We achieved record second quarter EPS of $0.43 through the combination of higher sales and robust year-over-year margin improvement. Our strategic initiatives and proven business model now have delivered nine consecutive quarters of year-over-year sales, margin and EPS growth and we are on track to deliver the highest free cash flow year in Actuant’s history. I want to thank our global team for their continued solid execution.”

Consolidated Results

Consolidated sales for the second quarter were $378 million, 14% higher than the comparable prior year quarter. Core sales increased 8% with acquisitions contributing 7% partially offset by a negative 1% impact of the stronger US dollar. Fiscal 2012 second quarter net earnings from continuing operations were $32.2 million compared to $22.1 million in the comparable prior year quarter. EPS of $0.43 in the second quarter of fiscal 2012 was 43% higher than the $0.30 in the comparable prior year quarter.

Sales for the six months ended February 29, 2012 were $771 million, 19% higher than the $649 million in the comparable prior year period. Excluding the 11% impact of acquisitions (insignificant foreign currency impact), year-to-date core sales increased 8%. Earnings and EPS from continuing operations for the six months ended February 29, 2012 were $69.3 million, or $0.94 per diluted share, compared to $48.8 million, or $0.66 per diluted share for the comparable prior year period.

Segment Results

Industrial Segment
(US $ in millions)
	Three Months Ended		Six Months Ended
	February 29,	February 28,	February 29,	February 28,
	2012	2011	2012	2011
Sales	$98.3	$88.9	$198.6	$176.3
Operating Profit	$26.7	$20.1	$54.6	$40.3
Operating Profit %	27.1%	22.7%	27.5%	22.9%

Second quarter fiscal 2012 Industrial segment sales were $98 million, 11% higher than the prior year. The core sales increase of 11% (insignificant foreign currency impact) was driven by continued strong industrial demand across our served end markets and geographies. In addition, Growth + Innovation (“G+I”) initiatives, including new product introductions, mining & other vertical market strategies and penetration into emerging geographies such as India and South Africa, contributed to the sales increase. Year-over-year operating profit margins improved 440 basis points due primarily to the higher volumes, despite incremental G+I investments.

Energy Segment
(US $ in millions)
	Three Months Ended		Six Months Ended
	February 29,	February 28,	February 29,	February 28,
	2012	2011	2012	2011
Sales	$78.9	$61.6	$159.4	$132.3
Operating Profit	$11.6	$6.8	$24.8	$18.6
Operating Profit %	14.7%	11.0%	15.6%	14.1%

Fiscal 2012 second quarter year-over-year Energy segment sales increased 28% to $79 million. Excluding the 1% impact from acquisitions, core sales increased a robust 27% reflecting higher activity levels across the segment’s primary markets. Increased capital project activity in oil & gas, maintenance related spending, and strong sales to the power generation market, predominantly nuclear, were among the major drivers. Quoting activity and higher oil prices continue to support strong demand across the Energy segment’s served markets. Current year second quarter operating profit margin increased 370 basis points from the prior year due to higher volumes as well as income associated with the reduction of an acquisition earn out provision, partially offset by higher G+I spending.

Electrical Segment
(US $ in millions)
	Three Months Ended		Six Months Ended
	February 29,	February 28,	February 29,	February 28,
	2012	2011	2012	2011
Sales	$77.1	$70.2	$159.9	$125.6
Operating Profit	$5.8	$4.9	$10.8	$8.7
Operating Profit %	7.5%	7.0%	6.7%	6.9%

Electrical segment fiscal 2012 second quarter sales were $77 million, 10% higher than the comparable prior year quarter. Core sales increased 14% with the impact of the stronger US dollar and Mastervolt of -1% and -3%, respectively. The strong core sales growth was broad based and reflected higher volumes in the industrial, utility, retail and marine aftermarket channels. Mastervolt revenue during the seasonally weak second quarter reflected modestly lower solar and marine volume on a comparable quarter basis, and is not included in the second quarter core sales metric as the acquisition was completed after the beginning of the prior year quarter. Second quarter operating profit margin increased 50 basis points from the prior year due to the higher volumes and improved Mastervolt profitability, partially offset by plant closure costs.

Engineered Solutions Segment
(US $ in millions)
	Three Months Ended		Six Months Ended
	February 29,	February 28,	February 29,	February 28,
	2012	2011	2012	2011
Sales	$123.6	$110.0	$252.9	$214.9
Operating Profit	$13.3	$13.4	$32.3	$27.2
Operating Profit %	10.7%	12.2%	12.8%	12.7%

Second quarter fiscal 2012 Engineered Solutions segment sales increased 12% from the prior year to $124 million. Excluding the impact of the stronger US dollar (-1%), and the Weasler acquisition (+22%), year-over-year core sales declined 9%, in line with expectations. Second quarter sales reflected lower OEM production levels for heavy-duty trucks in China and Europe as well as a year-over-year decline in automotive sales. The segment benefited from higher activity levels in the North American heavy-duty truck, construction and agriculture markets. Second quarter operating profit margin declined 150 basis points year-over-year due to the lower core sales, partially offset by favorable acquisition mix.

Corporate

Corporate expenses for the second quarter of fiscal 2012 were $7.9 million, $0.3 million below the comparable prior year period as increased G+I spending at the corporate level was offset by lower incentive compensation costs.

Financial Position

Net debt at February 29, 2012 was $467 million (total debt of $525 million less $58 million of cash), a reduction of approximately $15 million during the quarter. The decline in net debt was the result of strong free cash flow during the quarter which more than offset the approximately $20 million deployed to acquire Jeyco. At February 29, 2012, the Company had net debt to EBITDA leverage of 1.6 times, and over $540 million of revolver availability.

Outlook

Commenting on Actuant’s outlook, Arzbaecher stated, “At the mid-point of fiscal 2012, we are extremely pleased with our financial performance, notably year-to-date EPS growth of over 40% and free cash flow tracking well ahead of last year, despite significant investments for future growth. We continue to expect overall sales and earnings will grow to record levels, albeit at a moderating pace, reflecting solid momentum, strong execution and the impact of our G+I initiatives.

Taking these factors into account, as well as the completed acquisition of Jeyco and current foreign currency exchange rates, we are raising our full year fiscal 2012 EPS and cash flow guidance. We now expect full year EPS to be in the $1.98-2.08 range, up from our previous guidance of $1.85-2.05. The mid-point of the new range would represent a 21% year-over-year increase in EPS from continuing operations. Given our strong cash flow to date, we project fiscal 2012 full year free cash flow to be in the $170-175 million range, compared to prior guidance of $165-170 million. The continued weak Euro relative to our prior expectations creates currency translation headwinds; consequently we are narrowing our sales guidance to $1.600-1.625 billion.

We expect third quarter sales to be in the $420-430 million range, with EPS of $0.55-0.60, a 13% year-over-year improvement at the mid-point of the range.

Consistent with past practice, all guidance excludes the impact of potential future acquisitions and share repurchases.

Actuant is executing well and delivering terrific results. Our balance sheet and cash flow are strong, which supports the execution of our business model focused on organic and acquisition driven sales, earnings and cash flow growth. We remain confident that Actuant is well positioned for future success.”

Conference Call Information

An investor conference call is scheduled for 10am CDT today, March 21, 2012. Webcast information and conference call materials will be made available on the Actuant company website (www.actuant.com) prior to the start of the call.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Actuant Corporation

Actuant Corporation is a diversified industrial company with operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic and electrical tools and supplies; specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

(tables follow)

Actuant Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	February 29,	August 31,
	2012	2011

ASSETS
Current assets
Cash and cash equivalents	$58,445	$44,221
Accounts receivable, net	239,074	223,760
Inventories, net	219,605	223,235
Deferred income taxes	32,474	32,461
Other current assets	23,799	22,807
Total current assets	573,397	546,484

Property, plant and equipment, net	118,458	128,649
Goodwill	883,823	888,466
Other intangible assets, net	463,541	479,406
Other long-term assets	12,668	13,676

Total assets	$2,051,887	$2,056,681

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$159,340	$170,084
Accrued compensation and benefits	49,368	71,639
Short term borrowings and current maturities of debt	5,000	2,690
Income taxes payable	18,388	19,342
Other current liabilities	67,485	66,548
Total current liabilities	299,581	330,303

Long-term debt	520,072	522,727
Deferred income taxes	166,753	165,945
Pension and postretirement benefit accruals	18,674	18,864
Other long-term liabilities	90,170	99,829

Shareholders' equity
Capital stock	13,855	13,731
Additional paid-in capital	(137,046)	(154,231)
Treasury stock	(20,410)	-
Retained earnings	1,146,541	1,077,192
Accumulated other comprehensive loss	(46,303)	(17,679)
Stock held in trust	(2,635)	(2,137)
Deferred compensation liability	2,635	2,137
Total shareholders' equity	956,637	919,013

Total liabilities and shareholders' equity	$2,051,887	$2,056,681

Actuant Corporation
Condensed Consolidated Statements of Earnings
(Dollars in thousands except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	February 29,	February 28,	February 29,	February 28,
	2012	2011	2012	2011

Net sales	$378,024	$330,698	$770,823	$649,110
Cost of products sold	236,732	205,671	476,923	402,230
Gross profit	141,292	125,027	293,900	246,880

Selling, administrative and engineering expenses	84,763	81,095	172,872	155,287
Amortization of intangible assets	7,073	6,886	14,291	12,975
Operating profit	49,456	37,046	106,737	78,618

Financing costs, net	7,821	8,238	16,043	15,790
Other (income) expense, net	(171)	497	486	945
Earnings from continuing operations before income
tax expense	41,806	28,311	90,208	61,883

Income tax expense	9,631	6,169	20,859	13,080
Earnings from continuing operations	32,175	22,142	69,349	48,803
Loss from discontinued operations, net of income taxes	-	(14,213)	-	(14,984)
Net earnings	$32,175	$7,929	$69,349	$33,819

Earnings from continuing operations per share
Basic	$0.47	$0.32	$1.02	$0.72
Diluted	0.43	0.30	0.94	0.66

Earnings per share
Basic	$0.47	$0.12	$1.02	$0.50
Diluted	0.43	0.11	0.94	0.46

Weighted average common shares outstanding
Basic	68,064	68,270	68,242	68,135
Diluted	75,105	75,495	75,124	75,186

Actuant Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	February 29,	February 28,	February 29,	February 28,
	2012	2011	2012	2011

Operating Activities
Net earnings	$32,175	$7,929	$69,349	$33,819
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	13,070	12,883	26,610	25,184
Net loss on disposal of businesses	-	13,742	-	13,742
Stock-based compensation expense	3,419	2,399	6,962	4,813
Benefit for deferred income taxes	(1,304)	(716)	(2,254)	(1,390)
Amortization of debt discount and debt issuance costs	500	941	997	1,914
Other non-cash adjustments	(404)	(275)	(346)	(46)
Changes in components of working capital and other:
Accounts receivable	(7,510)	2,191	(17,107)	(8,569)
Inventories	1,535	(16,882)	(1,060)	(25,592)
Prepaid expenses and other assets	(1,312)	3,408	(2,137)	3,593
Trade accounts payable	(5,242)	(6,589)	(8,128)	(6,304)
Income taxes payable	(1,180)	3,231	36	5,270
Accrued compensation and benefits	5,071	5,521	(14,098)	(9,419)
Other accrued liabilities	(7,292)	(13,973)	(6,823)	(16,719)
Net cash provided by operating activities	31,526	13,810	52,001	20,296

Investing Activities
Proceeds from sale of property, plant and equipment	1,857	207	7,775	266
Proceeds from sale of businesses, net of transaction costs	-	3,463	-	3,463
Capital expenditures	(4,857)	(4,214)	(10,452)	(8,291)
Business acquisitions, net of cash acquired	(18,617)	(158,207)	(18,907)	(158,533)
Net cash used in investing activities	(21,617)	(158,751)	(21,584)	(163,095)

Financing Activities
Net borrowings (repayments) on revolving credit facilities and other debt	(4,976)	41,155	(167)	41,169
Issuance of term loan	-	100,000	-	100,000
Repurchases of 2% Convertible Notes	-	-	-	(34)
Debt issuance costs	-	(5,197)	-	(5,197)
Purchase of treasury shares	-	-	(20,410)	-
Stock option exercises and related tax benefits	2,725	3,260	5,507	6,813
Cash dividend	-	-	(2,748)	(2,716)
Net cash provided by (used in) financing activities	(2,251)	139,218	(17,818)	140,035

Effect of exchange rate changes on cash	2,668	1,913	1,625	2,942
Net increase (decrease) in cash and cash equivalents	10,326	(3,810)	14,224	178
Cash and cash equivalents - beginning of period	48,119	44,210	44,221	40,222
Cash and cash equivalents - end of period	$58,445	$40,400	$58,445	$40,400

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA FROM CONTINUING OPERATIONS
(Dollars in thousands)

	FISCAL 2011					FISCAL 2012
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
SALES
INDUSTRIAL SEGMENT	$87,392	$88,935	$107,759	$108,927	$393,013	$100,253	$98,342			$198,595
ENERGY SEGMENT	70,743	61,587	78,002	82,728	293,060	80,421	78,937			159,358
ELECTRICAL SEGMENT	55,396	70,176	80,329	80,112	286,013	82,833	77,105			159,938
ENGINEERED SOLUTIONS SEGMENT	104,881	110,000	126,687	131,669	473,237	129,292	123,640			252,932
TOTAL	$318,412	$330,698	$392,777	$403,436	$1,445,323	$392,799	$378,024			$770,823

% SALES GROWTH
INDUSTRIAL SEGMENT	34%	28%	35%	27%	31%	15%	11%			13%
ENERGY SEGMENT	10%	14%	38%	35%	24%	14%	28%			20%
ELECTRICAL SEGMENT	2%	28%	30%	28%	22%	50%	10%			27%
ENGINEERED SOLUTIONS SEGMENT	18%	23%	13%	31%	21%	23%	12%			18%
TOTAL	17%	24%	27%	30%	25%	23%	14%			19%

OPERATING PROFIT (LOSS)
INDUSTRIAL SEGMENT	$20,187	$20,149	$29,517	$28,562	$98,415	$27,933	$26,690			$54,623
ENERGY SEGMENT	11,858	6,792	13,545	17,150	49,345	13,217	11,632			24,849
ELECTRICAL SEGMENT	3,760	4,945	5,462	6,516	20,683	4,977	5,801			10,778
ENGINEERED SOLUTIONS SEGMENT	13,802	13,425	19,977	16,408	63,612	18,999	13,281			32,280
CORPORATE / GENERAL	(8,035)	(8,265)	(10,500)	(11,685)	(38,485)	(7,845)	(7,948)			(15,793)
TOTAL	$41,572	$37,046	$58,001	$56,951	$193,570	$57,281	$49,456			$106,737

OPERATING PROFIT %
INDUSTRIAL SEGMENT	23.1%	22.7%	27.4%	26.2%	25.0%	27.9%	27.1%			27.5%
ENERGY SEGMENT	16.8%	11.0%	17.4%	20.7%	16.8%	16.4%	14.7%			15.6%
ELECTRICAL SEGMENT	6.8%	7.0%	6.8%	8.1%	7.2%	6.0%	7.5%			6.7%
ENGINEERED SOLUTIONS SEGMENT	13.2%	12.2%	15.8%	12.5%	13.4%	14.7%	10.7%			12.8%
TOTAL (INCLUDING CORPORATE)	13.1%	11.2%	14.8%	14.1%	13.4%	14.6%	13.1%			13.8%

EBITDA
INDUSTRIAL SEGMENT	$22,449	$22,245	$31,227	$30,680	$106,601	$29,220	$29,116			$58,336
ENERGY SEGMENT	15,745	10,475	16,778	21,488	64,486	18,243	15,601			33,844
ELECTRICAL SEGMENT	5,067	8,075	8,208	9,390	30,740	7,705	8,697			16,402
ENGINEERED SOLUTIONS SEGMENT	17,184	16,346	23,878	20,046	77,454	22,213	16,762			38,975
CORPORATE / GENERAL	(7,161)	(7,709)	(9,462)	(10,769)	(35,101)	(7,217)	(7,479)			(14,696)
TOTAL	$53,284	$49,432	$70,629	$70,835	$244,180	$70,164	$62,697			$132,861

EBITDA %
INDUSTRIAL SEGMENT	25.7%	25.0%	29.0%	28.2%	27.1%	29.1%	29.6%			29.4%
ENERGY SEGMENT	22.3%	17.0%	21.5%	26.0%	22.0%	22.7%	19.8%			21.2%
ELECTRICAL SEGMENT	9.1%	11.5%	10.2%	11.7%	10.7%	9.3%	11.3%			10.3%
ENGINEERED SOLUTIONS SEGMENT	16.4%	14.9%	18.8%	15.2%	16.4%	17.2%	13.6%			15.4%
TOTAL (INCLUDING CORPORATE)	16.7%	14.9%	18.0%	17.6%	16.9%	17.9%	16.6%			17.2%

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA FROM CONTINUING OPERATIONS
(Dollars in thousands, except for per share amounts)

	FISCAL 2011					FISCAL 2012
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
EARNINGS FROM CONTINUING OPERATIONS
NET EARNINGS	$25,890	$7,929	$36,358	$41,382	$111,559	$37,174	$32,175			$69,349
DISCONTINUED OPERATIONS, NET OF INCOME TAX	771	14,213	2,002	(4,049)	12,937	-	-			-
TOTAL	$26,661	$22,142	$38,360	$37,333	$124,496	$37,174	$32,175			$69,349

DILUTED EARNINGS PER SHARE, FROM CONTINUING
OPERATIONS
NET EARNINGS	$0.35	$0.11	$0.49	$0.55	$1.50	$0.50	$0.43			$0.94
DISCONTINUED OPERATIONS, NET OF INCOME TAX	0.01	0.19	0.02	(0.05)	0.18	-	-			-
TOTAL	$0.36	$0.30	$0.51	$0.50	$1.68	$0.50	$0.43			$0.94

RECONCILIATION OF GAAP MEASURE TO NON-GAAP MEASURES

EBITDA (1)
NET EARNINGS (GAAP MEASURE)	$25,890	$7,929	$36,358	$41,382	$111,559	$37,174	$32,175			$69,349
FINANCING COSTS, NET	7,552	8,238	7,850	8,479	32,119	8,222	7,821			16,043
INCOME TAX EXPENSE	6,911	6,169	11,460	10,171	34,711	11,228	9,631			20,859
DEPRECIATION & AMORTIZATION	12,160	12,883	12,959	14,852	52,854	13,540	13,070			26,610
DISCONTINUED OPERATIONS, NET OF INCOME TAX	771	14,213	2,002	(4,049)	12,937	-	-			-
EBITDA (NON-GAAP MEASURE)	$53,284	$49,432	$70,629	$70,835	$244,180	$70,164	$62,697			$132,861

FOOTNOTES

NOTE:	The total of the individual quarters may not equal the annual total due to rounding.

(1)

EBITDA represents net earnings before financing costs, net, income tax expense, depreciation & amortization and discontinued operations. EBITDA is not a calculation based upon generally accepted accounting principles (GAAP). The amounts included in the EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Earnings data. EBITDA should not be considered as an alternative to net earnings or operating profit as an indicator of the Company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Actuant has presented EBITDA because it regularly reviews this as a measure of the Company's ability to incur and service debt. In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

CONTACT:
Actuant Corporation
Karen Bauer
Communications & Investor Relations Leader
262-293-1562